Exhibit 99.2

J & J SNACK FOODS APPOINTS SHAWN MUNSELL AS CHIEF FINANCIAL OFFICER

Mount Laurel, NJ, November 21, 2024 – J & J Snack Foods Corp. (NASDAQ: JJSF) (the “Company”) today announced that Shawn Munsell has been named Chief Financial Officer of the Company, effective December 2, 2024. Mr. Munsell takes over the role from Ken Plunk, who is retiring and will support the transition until the end of the year.

Mr. Munsell is a seasoned executive with over 15 years of finance and operating leadership experience at US publicly listed companies in food and agriculture. Most recently, he served as Chief Financial Officer at Calavo Growers (NASDAQ: CVGW), a global leader in avocados and prepared food products, where he oversaw the company’s finance organization, including all finance and accounting functions across multiple business units. During his tenure, he restructured the finance organization and led initiatives to support earnings growth, including the strategic divestiture of a non-core division and the implementation of new financial systems and processes to enhance profitability.

Dan Fachner, J & J Snack Foods Chairman, President, and CEO commented, “We are pleased to welcome Shawn to the J & J Snack Foods team. He is an accomplished executive who has a wealth of leadership experience in corporate finance and strategy along with a deep understanding of the consumer and food ecosystem. The Board of Directors and I are confident Shawn’s unique blend of financial rigor and operational expertise will enable us to further advance our key strategic initiatives, including our ongoing commitment to sustained profitable growth, operational excellence and the enhancement of shareholder value.”

Prior to his tenure at Calavo, Mr. Munsell spent seven years at Tyson Foods, most recently as Senior Vice President of Finance and Accounting (Division CFO) for Tyson’s $14 billion poultry division. As Division CFO, he led a team of hundreds across finance, accounting, and FP&A with responsibility for dozens of operating facilities. Prior, Mr. Munsell was VP and Treasurer, where he managed Tyson’s capital structure, raised debt capital, and oversaw stock repurchases. He began his career at CF Industries where he held various positions, including Vice President of Financial Evaluations & Corporate Treasurer. He holds a BA in Economics from the University of Michigan - Flint and an MBA from The University of Chicago Booth School of Business.

Mr. Munsell said: “J & J Snack Foods is a remarkable company with a strong leadership position in the expanding snack food market. I’m thrilled to join a company so well-positioned for sustainable growth, backed by an extensive product lineup, a broad sales network, and a focus on innovation. I look forward to collaborating with Dan, the entire J & J Snack Foods team, and the Board of Directors to leverage the significant growth opportunities ahead and deliver additional value to our clients, partners, and shareholders."

About J & J Snack Foods Corp.

J & J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food and frozen beverage industry. For over fifty years, the company has specialized in delicious snack and beverage brands for the foodservice and retail segments, serving up fun across the U.S. market. J & J Snack Foods’ core brands include SUPERPRETZEL, the #1 soft pretzel brand, ICEE and SLUSH PUPPIE frozen beverages, and Dippin’ Dots, the original beaded ice cream. The company’s broad brand portfolio also includes LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT frozen fruit bars, DOGSTERS ice cream style treats for dogs, ¡Hola! Churros, THE FUNNEL CAKE FACTORY funnel cakes and fries, Thinsters and bakery brands including MARY B’S, DADDY RAY’S, COUNTRY HOME BAKERS, and HILL & VALLEY. For more information, please visit www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

Investor Contact:

Joseph Jaffoni, Norberto Aja, or Jennifer Neuman

JCIR

(212) 835-8500

jjsf@jcir.com